                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                            ENRON OIL & GAS COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------
     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                  May 6, 1997

TO THE SHAREHOLDERS:

     Notice is hereby given that the annual meeting of shareholders of Enron Oil & Gas Company (the "Company") will be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 6, 1997, for the following purposes:

     1. To elect five directors of the Company to hold office until the next annual meeting of shareholders and until their respective successors are duly elected and qualified;

     2. To ratify the Board of Directors' appointment of Arthur Andersen LLP, independent public accountants, as auditors for the Company for the year ending December 31, 1997;

     3. To approve an amendment to the Restated Certificate of Incorporation of the Company to provide for a new class of ten million shares of preferred stock; and

     4. To transact such other business as may properly be brought before the meeting or any adjournments thereof.

     Holders of record of Common Stock of the Company at the close of business on March 10, 1997, will be entitled to notice of and to vote at the meeting or any adjournments thereof.

     Shareholders who do not expect to attend the meeting are encouraged to sign and return the enclosed proxy, for which purpose a postage-paid, return envelope is enclosed. The proxy must be signed and returned in order to be counted.

                                     By Order of the Board of Directors,

                                     ANGUS H. DAVIS
                                     Vice President, Communications and
                                     Corporate Secretary
Houston, Texas

March 26, 1997

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY
                                PROXY STATEMENT


     The enclosed form of proxy is solicited by the Board of Directors of Enron Oil & Gas Company (the "Company" or "EOG") to be used at the annual meeting of shareholders to be held in the LaSalle Ballroom of the Doubletree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, at 3:00 p.m. Houston time on Tuesday, May 6, 1997 (the "Annual Meeting"). The mailing address of the principal executive offices of the Company is 1400 Smith St., Houston, Texas 77002. This proxy statement and the related proxy are to be first sent or given to the shareholders of the Company on approximately March 26, 1997. Any shareholder giving a proxy may revoke it at any time provided written notice of such revocation is received by the Vice President, Communications and Corporate Secretary of the Company before such proxy is voted; otherwise, if received in time, properly completed proxies will be voted at the Annual Meeting in accordance with the instructions specified thereon. Shareholders attending the Annual Meeting may revoke their proxies and vote in person.


     Holders of record at the close of business on March 10, 1997, of Common Stock of the Company, par value $.01 per share (the "Common Stock"), will be entitled to one vote per share on all matters submitted to the meeting. On March 10, 1997, the record date, there were outstanding 158,658,746 shares of Common Stock. There are no other voting securities outstanding.

     The Company's summary annual report for the year ended December 31, 1996, is being mailed herewith to all shareholders entitled to vote at the Annual Meeting. The summary annual report and the Annual Report on Form 10-K contained therein do not constitute a part of the proxy soliciting materials.

     All references in this proxy statement to Common Stock reflect the two-for-one stock split effective June 15, 1994.

                                    ITEM 1.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, five directors are to be elected to hold office until the next succeeding annual meeting of the shareholders and until their respective successors have been elected and qualified. All of the nominees are currently directors of the Company. Proxies cannot be voted for a greater number of persons than the number of nominees named on the enclosed form of proxy. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, under Delaware law, abstentions and broker non-votes (which occur if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item) would not have the same effect as a vote against a particular director. Shareholders may not cumulate their votes in the election of directors.

     It is the intention of the persons named in the enclosed proxy to vote such proxy for the election of the nominees named herein. Should any nominee become unavailable for election, discretionary authority is conferred to vote for a substitute. The following information regarding the nominees, their principal occupations, employment history and directorships in certain companies is as reported by the respective nominees.

-------------------------------------------------------------------------------------

[PHOTO]                  FRED C. ACKMAN, 66
                         Director since 1989

                         For over five years Mr. Ackman has been a consultant to the oil and gas industry and has interests in ranching and
                         investments.
-------------------------------------------------------------------------------------
[PHOTO]                  FORREST E. HOGLUND, 63
                         Director since 1987

                         Mr. Hoglund joined the Company as Chairman of the Board and
                         Chief Executive Officer in September, 1987. From May, 1990
                         until December, 1996, he also served as President of the
                         Company. Mr. Hoglund is also an advisory director of Texas
                         Commerce Bank National Association.

-------------------------------------------------------------------------------------
[PHOTO]                  KENNETH L. LAY, 54
                         Director since 1985

                         For over five years, Mr. Lay has been Chairman of the Board and Chief Executive Officer of Enron Corp. Mr. Lay is also a director of Eli Lilly and Company, Compaq Computer
                         Corporation, Trust Company of the West, EOTT Energy Corp.
                         (the general partner of EOTT Energy Partners, L.P.), and
                         Enron Corp.
-------------------------------------------------------------------------------------

-------------------------------------------------------------------------------------

[PHOTO]                  EDWARD RANDALL, III, 70
                         Director since 1990

                         Mr. Randall's principal occupation is investments. Mr.
                         Randall is also a director of KN Energy, Inc. and
                         PaineWebber Group Inc.
-------------------------------------------------------------------------------------
[PHOTO]                  EDMUND P. SEGNER, III, 43
                         Director since 1997
                         Mr. Segner has been Executive Vice President and Chief of
                         Staff of Enron Corp. since October, 1992. He joined Enron
                         Corp. in 1988 as Vice President, Public and Investor
                         Relations and, in 1990, was promoted to Senior Vice
                         President, Investor, Public and Government Relations. Mr.
                         Segner is also a director of Enron Global Power & Pipelines,
                         L.L.C.
-------------------------------------------------------------------------------------

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS ON FEBRUARY 15, 1997

     The Company knows of no one who beneficially owns in excess of five percent of the Common Stock of the Company except as set forth in the table below:

                                                   AMOUNT AND NATURE OF
                                                   BENEFICIAL OWNERSHIP
                                             ---------------------------------
                     NAME AND ADDRESS        SOLE VOTING AND        INVESTMENT       PERCENT
TITLE OF CLASS      OF BENEFICIAL OWNER      INVESTMENT POWER       POWER ONLY       OF CLASS
--------------      -------------------      ----------------       ----------       --------
Common          Enron Corp.                     84,940,000                            53.28%
                1400 Smith Street
                Houston, Texas 77002
Common          FMR Corp.                            6,200          12,580,700          7.9%
                92 Devonshire Street
                Boston, Massachusetts 02109

SECURITY OWNERSHIP OF THE BOARD OF DIRECTORS AND MANAGEMENT ON FEBRUARY 15, 1997

                                                 AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                                                -------------------------------------------
                                                                                SOLE VOTING
                                                SOLE VOTING   SHARED VOTING     AND LIMITED
                                                    AND            AND             OR NO
                                                INVESTMENT     INVESTMENT       INVESTMENT     PERCENT
TITLE OF CLASS               NAME               POWER(1)(2)       POWER          POWER(3)      OF CLASS
--------------               ----               -----------   -------------     -----------    --------
Enron Oil &     Fred C. Ackman................      17,000                                       *
  Gas Company   Forrest E. Hoglund............   2,312,899       240,000(6)                      1.59
  Common Stock  Barry Hunsaker Jr. ...........      20,300                                       *
                Kenneth L. Lay................      20,000(4)     30,400(5)                      *
                Mark G. Papa..................     273,731        15,000           28,457        *
                Edward Randall, III...........      19,000                                       *
                Edmund P. Segner, III.........       2,000                                       *
                Dennis M. Ulak................      69,841                         20,000        *
                Walter C. Wilson..............     202,800                         15,000        *
                All directors and executive
                  officers as a group (10 in
                  number).....................   2,998,122(4)    285,400           73,500        2.08

Enron Corp.     Forrest E. Hoglund............     458,466       100,000(6)        23,174        *
  Common Stock  Barry Hunsaker Jr. ...........                                          7        *
                Kenneth L. Lay................   3,034,487       763,242(5)(9)     57,073        1.49
                Mark G. Papa..................      15,057         8,998           26,122        *
                Edward Randall, III...........      50,091(7)     28,301(8)                      *
                Edmund P. Segner, III.........     255,839                         15,237        *
                Dennis M. Ulak................                                      4,872        *
                Walter C. Wilson..............                                     11,982        *
                All directors and executive
                  officers as a group (10 in
                  number).....................   3,813,940       900,541          138,621        1.87

---------------

 * Less than 1 percent.

 (1) The number of shares of Common Stock of the Company subject to stock options exercisable within 60 days after February 15, 1997, is as follows:
     Mr. Ackman 15,000 shares; Mr. Hoglund 930,524 shares; Mr. Hunsaker 20,000 shares; Mr. Papa 273,731 shares; Mr. Randall 15,000 shares; Mr. Ulak 69,841 shares; Mr. Wilson 200,600 shares; and all directors and executive officers as a group, 1,585,247 shares.

 (2) The number of shares of Enron Corp. Common Stock subject to stock options exercisable within 60 days after February 15, 1997, is as follows: Mr. Hoglund 44,650 shares; Mr. Lay 2,755,938 shares; Mr. Papa 11,650 shares; Mr. Segner 192,844 shares; and all directors and executive officers as a group, 3,005,082 shares.

 (3) Includes shares held under the Enron Corp. Savings Plan and/or Employee Stock Ownership Plan ("ESOP"). Participants in the Savings Plan have sole voting power and limited investment power with respect to Enron Corp. shares in the Savings Plan. Participants in the ESOP have sole voting power and no investment power prior to distribution of shares from the ESOP. Also includes restricted shares of Common Stock of the Company and Enron Corp. held under the Company's 1992 Stock Plan and Enron Corp.'s 1991 Stock Plan for which participants have sole voting power and no investment power
                                             (Notes continued on following page)
     until such shares vest in accordance with Plan provisions. After vesting, the participant has sole investment and voting powers.

 (4) Does not include 84,940,000 shares owned by Enron Corp. in which Mr. Lay, in his capacity as Chairman of the Board of Enron Corp., has sole voting and investment power pursuant to the provisions of Enron Corp.'s bylaws.

 (5) Includes 400 shares with respect to Company Common Stock and 1,821 shares with respect to Enron Corp. Common Stock held by Mr. Lay's daughter.

 (6) Includes 240,000 shares with respect to Company Common Stock and 100,000 shares with respect to Enron Corp. Common Stock held in a charitable foundation in which Mr. Hoglund has no pecuniary interest.

 (7) Includes 43,291 shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

 (8) Shares of Enron Corp. Common Stock held by trusts of which Mr. Randall is trustee and in which Mr. Randall disclaims beneficial ownership.

 (9) Includes 130,000 shares held in a charitable foundation in which Mr. Lay has no pecuniary interest.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors held four regularly scheduled meetings and one special meeting during the year ended December 31, 1996.

     The Board of Directors uses working committees with functional responsibility in the more complex recurring areas where disinterested oversight is required. The Audit Committee is the communication link between the Board and independent auditors of the Company. The Audit Committee recommends to the Board of Directors the appointment of independent public accountants as auditors for the Company and reviews as deemed appropriate the scope of the audit, the accounting policies and reporting practices, the system of internal controls, compliance with policies regarding business conduct and other matters. The Audit Committee met three times during the year ended December 31, 1996, and is currently composed of Messrs. Ackman (Chairman) and Randall.

     The Compensation Committee is responsible for administration of the Company stock plans and approval of compensation arrangements of senior management. The Compensation Committee, which met four times during the year, is composed of Messrs. Randall (Chairman) and Ackman.

     The Company does not have a standing nominating committee.

     During the year ended December 31, 1996, each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTOR COMPENSATION

     During 1996, each director who was not an employee of the Company, Enron Corp. or its affiliates, received annual fees of $35,000 for serving as a director and $5,000 for each committee of which such director was Chairman. Total directors fees earned in 1996 were $80,000.

     Prior to the tax deconsolidation described under "Certain Transactions," Company directors fees could be deferred to a later specified date under the Enron Corp. 1994 Deferral Plan. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of Enron Corp. in December 1995, the Company created the Enron Oil & Gas Company 1996 Deferral Plan (the "1996 Deferral Plan") and agreed to assume all deferral liabilities of Enron Corp. relating to Company directors under the Enron Corp. 1994 Deferral Plan. All deferrals after the tax deconsolidation were made under the 1996 Deferral Plan. The 1996 Deferral Plan is substantially identical to the Enron Corp. 1994 Deferral Plan. Beginning in 1996, participants in the 1996 Deferral Plan may elect to invest their deferrals among six different investment choices. For calendar years 1994 and 1995, interest was credited at 9% under the Enron Corp. 1994 Deferral Plan. Currently one nonemployee director participates in the 1996 Deferral Plan. Prior to 1994, Directors were able to defer their fees under the Enron Corp. 1985 Deferral Plan, which continues to credit interest on account balances based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1996 was the minimum rate of 12%.


     Nonemployee directors also participate in the Enron Oil & Gas Company 1993 Nonemployee Director Stock Option Plan, which was approved by Company shareholders at the 1993 annual meeting. Under the terms of the Plan, each nonemployee director receives on the date of each annual meeting during the term of the Plan an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. In addition, each nonemployee director who is elected or appointed to the Board of Directors for the first time after an annual meeting is granted on the date of such election or appointment an option to purchase 6,000 shares of Common Stock at an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the Plan vest 50% after one year and 100% after two years of service as a director following the date of grant. All options expire ten years from the date of grant. During 1996, each nonemployee director was granted a total of 6,000 options at an exercise price of $24.875. Grants will increase to 7,000 options beginning in 1997.

REPORT FROM THE COMPENSATION COMMITTEE REGARDING EXECUTIVE COMPENSATION

     Compensation for Company executives is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is composed exclusively of outside directors. It is the responsibility of the Committee to develop compensation philosophy and authorize salary increases for officers, incentive programs and awards consistent with this philosophy.


     The Committee believes that appropriately balanced compensation elements contribute to the success of the Company. Hay Management Consultants provides an annual analysis of executive base salaries, annual bonuses and long-term incentives paid by the Company as compared to those paid by a number of industry peer companies included in the "Comparative Stock Performance" section. The Committee believes that the best compensation philosophy is to put a substantial portion of the total compensation package at risk and tied to both the financial results achieved and the performance of the Common Stock of the Company, which means that the Company does not intend to lead the competition in base salary levels. Further, the Committee believes that total compensation for the executives should exceed average compensation levels of a peer group of companies only if the Company performs at a level such that financial results achieved by the Company and shareholder return on investments in the Company exceed the average achieved by that peer group of companies over a reasonable period of time. To achieve this goal, the Committee has authorized incentive plans as set out below, which provide for incentive compensation in the form of cash, stock options and restricted stock, to link executive compensation with the performance and financial results of the Company.

     During 1996 the Compensation Committee undertook a comprehensive study of the total compensation actually received by key officers over the last seven years. The study compared total compensation levels for key officers of the Company to selected peer companies and considered salary, bonus, and the realized and unrealized gains from stock options granted from 1989 through 1995. The study also evaluated current compensation levels including restricted stock awards made in 1996.

     The study revealed that the executive compensation program of the Company has been heavily weighted toward longer term, stock based compensation. Historical (1989-95) cash compensation (salary and bonus) for the Company has been consistently near the average of the peer companies, while total compensation, which includes realized and unrealized stock gains, has been above the peer group.

     These results are consistent with the stated compensation philosophy of the Company which seeks to provide compensation levels above peer company averages only when shareholder value increases.

     Key Contributor Incentive Plan. All Company employees are eligible for cash bonuses of up to 100% of base salary under this plan. The plan authorizes the funding of a bonus pool to be approved by the Committee. The bonus pool is not generally anticipated to exceed the lesser of (i) 5% of net income or (ii) 5% of the net present value, discounted at 10%, of the net cash flows anticipated to result from the investment program of the Company. Each year the Committee approves performance goals for the Company against which actual results are measured to determine the level of funding for this plan. The goals established for the Company cover factors such as net income, production and reserve volume growth, finding costs per equivalent unit of reserves added and developed and rate of return on exploration and development expenditures. These goals are designed to address both current financial performance and the long-term development of the Company. The Committee does not use a specific formula for weighting these individual performance factors.

     Enron Oil & Gas Company 1992 Stock Plan. This plan is the long-term incentive plan of the Company for executive officers and other selected employees. The purposes of this plan are to encourage employees who receive grants to develop a proprietary interest in the performance of the Company, to generate an increased incentive to contribute to the future success of the Company, thus enhancing the value of the Company for the benefit of shareholders, and to enhance the ability of the Company and its subsidiaries to attract and retain individuals with qualifications essential to the progress, growth and profitability of the Company.

     This plan authorizes the Committee to award stock options to executive officers and other selected employees. Stock options are normally granted on an annual basis at an option price equal to the fair market value of Company Common Stock on the date of grant, have ten-year terms and vest over four years except in cases where they are issued in lieu of a portion of a cash bonus. In such cases, option grants may have a shorter term and typically vest in a shorter time period, which for grants during 1996 included a term of five years with 100% vesting upon grant, except for certain optionees subject to the short-swing profit provisions of Section 16(b) of the Securities Exchange Act of 1934 (the "Exchange Act"), in which case (prior to recent changes in those provisions) the options vested 100% six months after the date of grant. Committee approval is obtained for the number of options to be granted. The awards are made at a level that is not anticipated to generate significant benefits relative to the industry peer group unless the Company Common Stock performs correspondingly well during the life of the grant. With the success of the Company (and the resulting benefits to its shareholders), this feature becomes a larger part of the total compensation package.

     Additionally, the Compensation Committee in conjunction with Mr. Hoglund determined that a number of executives and other key employees should be given financial incentives to remain with the Company. The incentives took the form of grants of restricted stock with a vesting schedule that provides for early vesting in increments of one-third if certain aggressive net income goals are achieved. If the goals are not achieved, vesting will occur in 50% increments in January 2002 and January 2003.

     Based upon a thorough review and discussion of the 1996 results of the Company, several of which are highlighted in the following paragraph, the Committee approved funding the bonus pool at 5% of 1996 net income. The Committee also reviewed and approved individual officer bonuses, salary increases, and stock option grants recommended by the Chief Executive Officer of the Company based upon his evaluation of each individual officer's performance and contribution to the overall success of the Company during 1996. Bonuses for executive officers of the Company (with the exception of Mr. Hoglund who received no annual bonus in accordance with the terms of his employment agreement) ranged from 21% to 61% of base salary and option grants were awarded at levels expected to bring total compensation opportunities in line with similar positions at peer companies.

     During 1996, the Company continued to perform extremely well in continuing to achieve very strong, broad-based, fundamental improvements. Key accomplishments of the Company, highlighting its performance during 1996, are as follows:

          - Replaced 201 percent of annual production on an all-sources basis, the second year in a row for this ratio to exceed 200 percent. This result was primarily associated with the drilling of internally-generated prospects, which activity alone replaced 164 percent of annual production for the year, making the ninth consecutive year in which drilling additions exceeded production. Reserve additions were achieved at an all-in finding cost of $.77 per thousand cubic feet equivalent.

          - Increased total reserve base, excluding deep Paleozoic methane reserves in the Big Piney area of Wyoming, by 14.7 percent to 2.826 trillion cubic feet of natural gas equivalent.

          - Continued building for future growth progressing very successfully the initiation of operations offshore India, signing production-sharing contracts for new concessions offshore the east coasts of both Trinidad, and Venezuela, adding significant acreage holdings in the Gulf of Mexico, including seven blocks in water depths between 600 feet and 2,700 feet, and acquiring significant additional volumes of 3-D seismic data, both domestically and internationally and onshore as well as offshore.

          - Achieved net income for the year of $140.0 million compared to $142.1 million for 1995. Substantial increases in wellhead revenues reflecting both higher volumes and prices were primarily offset by other marketing commodity price hedging and trading-related activities and lower gains on sales of reserves and related assets.

          - Achieved discretionary cash flow of $543 million, fueling a growing exploration and development expenditure program allowing continued pursuit of opportunities to build long-term growth.


          - Maintained a debt-to-total-capital ratio of 27 percent, retaining one of the most conservative financial structures of any member of its peer group of companies.



     Total return to shareholders for the Common Stock has outperformed the S&P 500 and the Peers, as set forth in the Comparative Total Returns graph on page 10 for the period from December 31, 1991 through December 31, 1996. Additional information regarding the results of the Company for 1996 is available in Management's Discussion and Analysis of Financial Condition and Results of Operations included in the Annual Report on Form 10-K. Further information with regard to the achievements by the Company over the period from 1989 to 1996 are highlighted in the Summary Annual Report. Both documents are being mailed with this proxy statement but do not constitute a part of the proxy soliciting materials.

     Chief Executive Officer Compensation. Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which he serves as Chairman of the Board and Chief Executive Officer of the Company. Under the provisions of subsequent amendments to Mr. Hoglund's employment agreement, the term has been extended to September 1, 1998, and Mr. Hoglund has agreed to receive an annual salary of $570,000 and no annual bonus.

     Substantially all of Mr. Hoglund's future compensation in excess of his base salary is at risk and tied to the performance of Company Common Stock. The Committee believes this is the most effective way to link executive rewards to shareholder value.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and four other most highly compensated executive officers of a company, as reported in that company's proxy statement. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured its long-term incentives in the form of stock option grants in a manner that complies with the statute.

Compensation Committee

Edward Randall, III -- Chairman
Fred C. Ackman

COMPARATIVE STOCK PERFORMANCE

     The performance graph shown below was prepared by Value Line, Inc., for use in this proxy statement. As required by applicable rules of the Securities and Exchange Commission (the "SEC"), the graph was prepared based upon the following assumptions:

     1. $100 was invested on December 31, 1991 in Common Stock of EOG, the Standard & Poors 500 (the "S&P 500"), and a peer group of independent exploration and production companies (the "Peers").

     2. The investments in the Peers are weighted based on the market capitalization of each individual company within the Peers at the beginning of each year.

     3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Peers are as follows: Anadarko Petroleum Corp., Apache Corp., Burlington Resources Inc., Louisiana Land and Exploration Company, Maxus Energy Company, Noble Affiliates, Inc., Oryx Energy Company, Santa Fe Energy Resources Inc., Seagull Energy Corporation, Union Pacific Resources Company, Union Texas Petroleum Holdings, Inc. and Vastar Resources Inc.

                           COMPARATIVE TOTAL RETURNS

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
                             EOG, S&P 500 AND PEERS
                   (Performance Results Through December 31)

          Measurement Period                    EOG                S&P 500               Peers
        (Fiscal Year Covered)
1991                                          100.00               100.00               100.00
1992                                          151.96               107.79               112.67
1993                                          203.01               118.66               129.37
1994                                          196.28               120.56               111.90
1995                                          252.72               165.78               133.47
1996                                          267.16               204.32               169.00

EXECUTIVE COMPENSATION

     The following table summarizes certain information regarding compensation paid or accrued during each of the last three fiscal years to the Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE


                                                 ANNUAL COMPENSATION                      LONG-TERM COMPENSATION
                                          ----------------------------------   --------------------------------------------
                                                                   OTHER        RESTRICTED     SECURITIES
                                                                   ANNUAL          STOCK       UNDERLYING           LTIP
                                           SALARY     BONUS     COMPENSATION      AWARDS        OPTIONS/          PAYOUTS
    NAME & PRINCIPAL POSITION      YEAR     ($)        ($)         ($)(2)           ($)         SARS (#)            ($)
    -------------------------      ----    ------     -----     ------------    ----------     ----------           ---
Forrest E. Hoglund                 1996   $570,000   $      0     $121,088      $        0             0         $        0
 Chairman of the Board             1995   $570,000   $      0     $ 69,721      $        0             0         $        0
 and Chief Executive Officer       1994   $570,000   $      0     $140,004      $   23,450(3)  1,846,310         $        0
Mark G. Papa                       1996   $295,254   $101,250     $ 16,334      $  587,500(4)     47,275         $        0
 President and President --        1995   $257,520   $135,000     $  8,515      $        0        53,750         $        0
 North American Operations         1994   $247,850   $123,500     $ 15,648      $    5,695(3)     74,380         $        0
Dennis M. Ulak                     1996   $230,000   $101,250     $  4,900      $  470,000(4)     28,865         $        0
 President, International          1995   $176,670   $ 97,500     $  6,202      $        0        31,055         $        0
 Operations                        1994   $157,020   $ 81,250     $  4,500      $        0        39,410         $        0
Walter C. Wilson                   1996   $218,340   $ 60,375     $ 17,303      $  352,500(4)     34,545         $        0
 Sr. Vice President and            1995   $183,540   $105,000     $ 13,834      $        0        38,265         $        0
 Chief Financial Officer           1994   $176,040   $ 97,500     $ 10,572      $        0        51,165         $        0
Barry Hunsaker, Jr.(1)             1996   $147,443   $ 90,000     $  3,894      $        0        26,720         $        0
 Senior Vice President and
 General Counsel

                                    ALL OTHER
                                   COMPENSATION
                                   ------------

    NAME & PRINCIPAL POSITION         ($)(5)
    -------------------------      ------------
Forrest E. Hoglund                   $240,144
 Chairman of the Board               $239,834
 and Chief Executive Officer         $270,171
Mark G. Papa                         $  1,103
 President and President --          $    793
 North American Operations           $ 31,130
Dennis M. Ulak                       $  1,103
 President, International            $    793
 Operations                          $ 30,318
Walter C. Wilson                     $  1,103
 Sr. Vice President and              $    793
 Chief Financial Officer             $ 31,130
Barry Hunsaker, Jr.(1)               $      0
 Senior Vice President and
 General Counsel


---------------

(1) Mr. Hunsaker became an employee and executive officer of the Company in May, 1996.


(2) No Named Officer had "perquisites and other personal benefits" with a value greater than the lesser of $50,000 or 10% of reported salary and bonus. Enron Corp. maintains three deferral plans (a 1985 plan, a 1992 plan and a 1994 plan) for key employees of Enron Corp. and its subsidiaries, including the Company, under which payment of base salary, annual bonus and long term incentive awards may be deferred to a later specified date. Under the 1985 Deferral Plan, interest is credited on amounts deferred based on 150% of Moody's seasoned corporate bond yield index with a minimum rate of 12%, which for 1994 was the minimum of 12%, for 1995 was 12.39% and for 1996 was the minimum rate of 12%. Interest in excess of 120% of the December, 1995 long-term Applicable Federal Rate ("AFR") (7.65%) and has been reported as Other Annual Compensation for 1996, interest in excess of 120% of the December 1994 long-term AFR (9.91%) has been reported as Other Annual Compensation for 1995, and interest in excess of 120% of the December, 1993 long-term AFR (7.29%) has been reported as Other Annual Compensation for 1994. No interest has been reported as Other Annual Compensation under the 1992 Deferral Plan, which credits interest at the Company's mid-term borrowing rate, since crediting rates for 1994, 1995 and 1996 of 6.0%, 8.5% and 6.5%, respectively, did not exceed 120% of the AFR. Interest has been reported as Other Annual Compensation under the 1994 Deferral Plan during 1994 for the participating Named Officers because the crediting rate during 1994 was 9% which exceeds 120% of the AFR. In 1995, the 1994 Deferral Plan credited 9% which did not exceed 120% of the AFR. In connection with the deconsolidation of the Company from the consolidated U.S. income tax reporting group of

                                             (Notes continued on following page)

    Enron Corp. in December 1995, the Company created the 1996 Deferral Plan and agreed to assume all deferral liabilities of Enron Corp. relating to Company employees under the Enron Corp. 1992 and 1994 Deferral Plans described above. (For a description of the tax deconsolidation, see "Certain Transactions.") Beginning January 1, 1996, the 1996 Deferral Plan credits interest based on fund elections chosen by participants. Since earnings on deferred compensation invested in third-party investment vehicles, comparable to mutual funds, need not be reported, no interest has been reported as Other Annual Compensation under the 1996 Deferral Plan during 1996. Other Annual Compensation also includes miscellaneous cash payments for items such as cash perquisite allowances and lost benefits due to statutory earnings limits.



(3) The following is the aggregate number of shares in unreleased restricted stock holdings of Enron Corp. Common Stock and their value as of December 31, 1996, for each of the Named Officers: Mr. Hoglund, 3,120 shares valued at $134,550; and Mr. Papa, 1,960 shares valued at $84,525. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. Enron Corp. restricted stock awarded on February 7, 1994, became 50% vested on August 7, 1994, and 100% vested on February 7, 1995.



(4) The following is the aggregate number of shares in unreleased restricted stock holdings of Company Common Stock and their value as of December 31, 1996, for each of the Named Officers: Mr. Papa, 25,000 shares valued at $631,250; Mr. Ulak, 20,000 shares valued at $505,000; Mr. Wilson, 15,000 shares valued at $378,750. Dividend equivalents accrue from the date of grant and become payable effective with the vesting date of the shares. EOG restricted stock awarded on January 26, 1996, will vest 50% on January 26, 2002, and 100% on January 26, 2003, subject to early vesting in one-third increments if certain aggressive net income goals are achieved in 1997, 1998 and 1999.



(5) Includes the value as of year end 1994, 1995 and 1996 of Enron Corp. Common Stock allocated during those years to employees' savings and special subaccounts under the ESOP. Included in 1994 and 1995 are special allocations made in February, 1994 to employees' savings subaccounts under the ESOP and a special allocation made in December, 1994 and December, 1995 to a special allocation subaccount. Also included for Mr. Hoglund in each of 1994, 1995 and 1996 is $239,041 that is attributable to life insurance coverage pursuant to a split-dollar life insurance arrangement.

STOCK OPTION GRANTS DURING 1996

     The following table sets forth information with respect to grants of stock options to the Named Officers reflected in the Summary Compensation Table on page 11 and all employee optionees as a group. No SAR units were granted during 1996, and none are outstanding.


                                            1996 GRANTS
                       -----------------------------------------------------
                                    PERCENT OF                                       POTENTIAL REALIZABLE VALUE AT
                                      TOTAL                                             ASSUMED ANNUAL RATES OF
                       OPTIONS/      OPTIONS                                            STOCK PRICE APPRECIATION
                         SARS       GRANTED TO      AVERAGE                                FOR OPTION TERM(1)
                        GRANTED    EMPLOYEES IN   OPTION PRICE   EXPIRATION    ------------------------------------------
     NAME/GROUP         (#)(2)     FISCAL YEAR     PER SHARE        DATE       0%(3)         5%                 10%
     ----------        --------    ------------   ------------   -----------   -----   --------------      --------------
   NAMED OFFICERS
   --------------
F. Hoglund...........          0        0.0%            N/A              N/A     $0    $            0      $            0

M. Papa..............     12,275(4)      0.4%        $23.50      26-Jan-2001     $0    $       79,697      $      176,109
                          35,000(5)      1.2%        $23.50      26-Jan-2006     $0    $      517,266      $    1,310,853

D. Ulak..............      8,865(4)      0.3         $23.50      26-Jan-2001     $0    $       57,557      $      127,186
                          20,000(5)      0.7%        $23.50      26-Jan-2006     $0    $      295,580      $      749,059

W. Wilson............      9,545(4)      0.3%        $23.50      26-Jan-2001     $0    $       61,972      $      136,942
                          25,000(5)      0.8%        $23.50      26-Jan-2006     $0    $      369,476      $      936,324

B. Hunsaker, Jr......     20,000(6)      0.7%        $26.25      06-May-2006     $0    $      330,170      $      836,715
                           6,720(7)      0.2%        $25.25      31-Dec-2006     $0    $      106,711      $      270,426

All Optionees........  2,941,560(8)      100%        $24.53(9)     2001-2006     $0    $   45,383,564(10)  $  115,010,878(10)

All Shareholders.....        N/A        N/A             N/A              N/A     $0    $2,464,709,542(10)  $6,246,057,896(10)

Optionees' gain as %
  of all
  shareholders'
  gain...............        N/A        N/A             N/A              N/A    N/A              1.84%               1.84%


---------------

(1) The dollar amounts under these columns represent the potential realizable value of each grant of options assuming that the market price of the underlying security appreciates in value from the date of grant at the 5% and 10% annual rates prescribed by the SEC. These calculations are not intended to forecast possible future appreciation, if any, of the price of Company Common Stock.

(2) If a "change of control" (as defined in the Company 1992 Stock Plan) were to occur before the options become exercisable and are exercised, such vesting described below will be accelerated and all such outstanding options will be surrendered and the optionee will receive a cash payment from the Company in an amount equal to the value of the surrendered options (as defined in the Company 1992 Stock Plan).

(3) An appreciation in stock price, which will benefit all shareholders, is required for optionees to receive any gain. A stock price appreciation of zero percent would render the option without value to the optionees.

(4) Stock options awarded on January 26, 1996 became 100% vested on July 26,
    1996.

(5) Stock options awarded on January 26, 1996 vest at the cumulative rate of 25% per year, commencing on the first anniversary of the date of grant.

(6) Stock options awarded on May 6, 1996 vested on November 6, 1996.

(7) Options awarded on December 31, 1996 become 25% vested on each June 30 through the year 2000.


(8) Includes options awarded on December 31, 1996 under the All Employee Stock Option Program to employees hired during 1996.

                                             (Notes continued on following page)

(9) Weighted average grant price for all stock options for the purchase of Company Common Stock granted to employees in 1996.

(10) Appreciation for All Optionees is calculated using the maximum allowable option term of ten years, even though in some cases the actual option term is less than ten years. Appreciation for All Shareholders is calculated using an assumed ten year term, the weighted average exercise price for All Optionees ($24.53) and the number of shares of Company Common Stock issued and outstanding on December 31, 1996.

AGGREGATED STOCK OPTION/SAR EXERCISES DURING 1996 AND STOCK OPTION/SAR VALUES AS OF DECEMBER 31, 1996

     The following table sets forth information with respect to the Named Officers concerning the exercise of options during the last fiscal year and unexercised options and SAR units held as of the end of the fiscal year:

                                                                                    NUMBER OF
                                                                              SECURITIES UNDERLYING
                                                                                   UNEXERCISED
                                                                                  OPTIONS/SARS
                                           SHARES                            AT DECEMBER 31, 1996(1)
                                        ACQUIRED ON         VALUE         -----------------------------
         NAME                           EXERCISE (#)     REALIZED ($)     EXERCISABLE     UNEXERCISABLE
         ----                           ------------     ------------     -----------     -------------
Mr. Hoglund...........  EOG                 950,000        $6,712,500         930,524           15,786
                        Enron Corp.          30,000        $  519,375          31,320           13,330
Mr. Papa..............  EOG                  10,000        $  163,750         236,231           98,174
                        Enron Corp.          20,000        $  324,525           3,320            8,330
Mr. Ulak..............  EOG                   4,500        $   70,500          49,841           54,434
Mr. Wilson............  EOG                   5,000        $   94,375         174,350           68,625
Mr. Hunsaker..........  EOG                       0                 0          20,000            6,720


                            VALUE OF UNEXERCISED
                            IN-THE-MONEY OPTIONS/
                          SARS AT DECEMBER 31, 1996
                        -----------------------------
         NAME           EXERCISABLE     UNEXERCISABLE
         ----           -----------     -------------
Mr. Hoglund...........   $5,128,406        $  102,609
                         $  592,663        $  212,447
Mr. Papa..............   $2,157,628        $  411,100
                         $   52,913        $  132,759
Mr. Ulak..............   $  192,274        $  230,071
Mr. Wilson............   $1,662,688        $  291,375
Mr. Hunsaker..........   $        0        $        0


---------------

(1) There are no SAR units applicable to the Named Officers.

RETIREMENT AND SUPPLEMENTAL BENEFIT PLANS

     Enron Corp. maintains the Enron Corp. Retirement Plan (the "Retirement Plan") which is a noncontributory defined benefit plan to provide retirement income for employees of Enron Corp. and its subsidiaries, including the Company. Through December 31, 1994, participants in the Retirement Plan with five years or more of service were entitled to retirement benefits in the form of an annuity based on a formula that uses a percentage of final average pay and years of service. In 1995, Enron Corp.'s Board of Directors adopted an amendment to and restatement of the Retirement Plan changing the Plan's name to the Enron Corp. Cash Balance Plan (the "Cash Balance Plan"). In connection with a change to the retirement benefit formula all employees became fully vested in retirement benefits earned through December 31, 1994. The formula in place prior to January 1, 1995 was suspended and replaced with a benefit accrual in the form of a cash balance of 5% of annual base pay beginning January 1, 1996. Under the Cash Balance Plan, each employee's accrued benefit will be credited with interest based on 10-year Treasury Bond yields.

     Enron Corp. also maintains a noncontributory employee stock ownership plan ("ESOP") which covers all eligible employees, including employees of the Company. Allocations to individual employees' retirement accounts within the ESOP offset a portion of benefits earned under the Cash Balance Plan.

     Directors who are not employees of the Company or Enron Corp. are not eligible to participate in the Cash Balance Plan.

     In addition, Enron Corp. has a Supplemental Retirement Plan that is designed to assure payments to certain employees of that retirement income that would be provided under the Cash Balance Plan except for the dollar limitation on accrued benefits imposed by the Internal Revenue Code of 1986, as amended, and a Pension Program for Deferral Plan Participants that provides supplemental retirement benefits equal to any reduction in benefits due to deferral of salary into the Enron Corp. Deferral Plans or Company Deferral Plans.

     The following table sets forth the estimated annual benefits payable under normal retirement at age 65, assuming current remuneration levels without any projected salary increase and participation until normal retirement at age 65, with respect to the Named Officers under the provisions of the foregoing retirement plan:


                                                    ESTIMATED
                                        CURRENT     CREDITED       CURRENT         ESTIMATED
                                        CREDITED    YEARS OF     COMPENSATION    ANNUAL BENEFIT
                                        YEARS OF     SERVICE       COVERED        PAYABLE UPON
                                        SERVICE     AT AGE 65      BY PLANS        RETIREMENT
                                        --------    ---------    ------------    --------------
Mr. Hoglund...........................     9.3        10.8         $570,000         $115,079
Mr. Papa..............................    15.6        30.3         $350,000         $123,206
Mr. Ulak..............................    18.6        40.6         $264,000         $136,691
Mr. Wilson............................     9.1        19.8         $234,000         $ 49,085
Mr. Hunsaker..........................     0.7        19.0         $240,000         $ 52,619


     NOTE: The estimated annual benefits payable are based on the straight life annuity form without adjustment for any offset applicable to a participant's retirement subaccount in the ESOP.

     Messrs. Hoglund, Papa and Wilson participate in the Enron Corp. Executive Supplemental Survivor Benefits Plan. In the event of death after retirement, the Plan provides an annual benefit to the participant's beneficiary equal to 50% of the participant's annual base salary at retirement, paid for 10 years. The Plan also provides that in the event of death before retirement, the participant's beneficiary receives an annual benefit equal to 30% of the participant's annual base salary at death, paid for the life of the participant's spouse (but for no more than 20 years in some cases).

SEVERANCE PLANS


     The Enron Corp. Severance Pay Plan, as amended, provides for the payment of benefits to employees of Enron Corp. and its subsidiaries, including the Company, who are terminated for failing to meet performance objectives or standards, or who are terminated due to reorganization or economic factors. The amount of benefits payable for performance related terminations is based on length of service and may not exceed six weeks pay. For those terminated as the result of reorganization or economic circumstances, the benefit is based on length of service and amount of pay, up to a maximum payment of 26 weeks of base pay. If the employee signs a Waiver and Release of Claims Agreement, the severance pay benefits are doubled. Under no circumstances will the total severance pay benefit paid under the Enron Corp. Severance Pay Plan exceed 52 weeks of pay. Under the Enron Corp. Change of Control Severance Plan, in the event of an unapproved change of control of Enron Corp., any employee who is involuntarily terminated within two years following the change of control will be eligible for severance benefits equal to two weeks of base pay multiplied by the number of full or partial years of service, plus one month of base pay for each $10,000 (or portion of $10,000) included in the employee's annual base pay, plus one month of base pay for each five percent of annual incentive award opportunity under any approved plan. The maximum an employee can receive is 2.99 times the employee's average W-2 earnings over the past five years. The Company reimburses Enron Corp. for severance plan costs attributable to Company employees. In connection with Mr. Hunsaker's offer of employment to join the Company in 1996, the Company agreed that if Mr. Hunsaker was terminated by the Company other than for "cause" or if Mr. Hunsaker left the Company because of an "involuntary termination event," then Mr. Hunsaker would receive a severance payment equal to the greater of (i) the amount provided by the Severance Pay Plan or (ii) $112,500, which represents 50% of Mr. Hunsaker's initial annual salary. For a description of Mr. Hoglund's severance arrangements under his employment agreement, see "Employment Contracts" below.


EMPLOYMENT CONTRACTS

     Effective September 1, 1987, Mr. Hoglund entered into an employment agreement with the Company under which he serves as Chairman of the Board and Chief Executive Officer of the Company. On December 14, 1994, the employment agreement was amended to extend the term to September 1, 1998. Thereafter, the term may be extended as may be agreed by Mr. Hoglund and the Company. Pursuant to the terms of the employment agreement, as amended, Mr. Hoglund's annual base salary during the remaining term will not be less than $570,000.


     Mr. Hoglund's employment agreement provides that if any corporation or other entity acquires or succeeds to all or substantially all of the business or assets of the Company, by purchase, consolidation or otherwise, Mr. Hoglund's stock options and restricted shares of Enron Corp. Common Stock shall vest and shall automatically be advanced to maturity as if the initial term under his employment agreement had expired. The employment agreement also provides for a split-dollar life insurance arrangement, whereby the Company will pay annual premiums of $239,041 per year on a $5 million life insurance policy owned by Mr. Hoglund, with recovery of the cost of such premiums upon Mr. Hoglund's death.



     In the event of Mr. Hoglund's involuntary termination, he will receive amounts prescribed in the agreement, offset against amounts payable under any severance plan maintained for the Company, through the term of the agreement. The employment agreement contains noncompete provisions in the event of Mr. Hoglund's termination of employment.


CERTAIN TRANSACTIONS

     Messrs. Lay and Segner are executive officers of Enron Corp. The Company has significant business relationships with Enron Corp.

     The Company entered into a Services Agreement (the "Services Agreement") with Enron Corp. effective January 1, 1994, pursuant to which Enron Corp. provides various services, such as maintenance of certain employee benefit plans, provision of telecommunications and computer services, lease of office space and the provision of certain purchasing and operating services and certain other corporate staff and support services. Such services historically have been supplied to the Company by Enron Corp., and the Services Agreement provides for the further delivery of such services substantially identical in nature and quality to those services previously provided. The Company agreed to a fixed rate for the rental of office space and to reimburse Enron Corp. for all other direct costs incurred in rendering services to the Company under the contract and to pay Enron Corp. for allocated indirect costs incurred in rendering such services, up to a maximum of approximately $7.5 million in 1996. The limit on cost for the allocated indirect services provided by Enron Corp. to the Company will increase in subsequent years for inflation and certain changes in the Company's allocation bases, but such increase will not exceed 7.5% per year. The Services Agreement is for an initial term of five years through December, 1998 and will continue thereafter until terminated by either party.

     The sale by Enron Corp. on December 13, 1995 of approximately 31 million shares of the Common Stock reduced Enron Corp.'s ownership interest in the Company from 80% to 61%, with the result that (i) the Company ceased, effective December 14, 1995, to be included in the consolidated U.S. income tax return filed by Enron Corp. and (ii) the Tax Allocation Agreement previously in effect between the Company and Enron Corp. was terminated. In addition, effective December 14, 1995, the Company and its subsidiaries and Enron Corp. entered into a new Tax Allocation Agreement pursuant to which, among other things, Enron Corp. has agreed (in exchange for the payment of $13 million by the Company) to be liable for, and indemnify the Company against, all U.S. and state income taxes and certain foreign taxes imposed on the Company for periods prior to the date Enron Corp. reduced its ownership in the Company to less than 80%. The Company does not believe that the cessation of consolidated tax reporting with Enron Corp., the termination of the prior Tax Allocation Agreement and the signing of the new Tax Allocation Agreement with Enron Corp. will have a material adverse effect on its financial condition or results of operations.

     Prior to December 14, 1995, the Company was included in the consolidated U.S. income tax return filed by Enron Corp. as the common parent for itself and its subsidiaries and affiliated companies, excluding any foreign subsidiaries, and the resulting taxes, including taxes for any state or other taxing jurisdiction that required or permitted a consolidated, combined, or unitary tax return to be filed and in which the Company and/or any of its subsidiaries was included, were apportioned as between the Company and/or any of its subsidiaries and Enron Corp. based on the terms of the Tax Allocation Agreement in effect prior to December 14, 1995.

     Pursuant to the terms of a Stock Restriction and Registration Agreement with Enron Corp., the Company has agreed that upon the request of Enron Corp., the Company will register under the Securities Act of 1933, as amended, and applicable state securities laws the sale of the Common Stock owned by Enron Corp. which Enron Corp. has requested to be registered. The obligation of the Company is subject to certain limitations relating to a minimum amount of Common Stock required for registration, the timing of registration and other similar matters. The Company is obligated to pay all expenses incident to such registration, excluding underwriters discounts and commissions and certain legal fees and expenses.

     In addition, the Company and Enron Corp. have in the past entered into significant intercompany transactions and agreements incidental to their respective businesses, and the Company and Enron Corp. may be expected to enter into material transactions and agreements from time to time in the future. Such transactions and agreements have related to, among other things, the purchase and sale of natural gas and crude oil, the financing of exploration and development efforts by the Company and the provision of certain corporate services. During 1996, Enron Corp. and its affiliates paid the Company approximately $175 million as a net result of the foregoing described transactions and agreements. The Company intends that the terms of any future transactions and agreements between the Company and Enron Corp. will be at least as favorable to the Company as could be obtained from third parties.

                                    ITEM 2.

                            APPOINTMENT OF AUDITORS

     Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Arthur Andersen LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 1997.

     Ratification of this appointment shall be effective upon receiving the affirmative vote of the holders of a majority of the Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and the Restated Certificate of Incorporation and bylaws of the Company, abstentions would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting and will be available to make a statement if such representative desires to do so and to respond to appropriate questions.

     The Board of Directors recommends ratification by the shareholders of this appointment.

                                    ITEM 3.

        PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION
                  TO AUTHORIZE A NEW CLASS OF PREFERRED STOCK

     The Board of Directors of the Company has adopted a resolution approving and recommending to the shareholders for their approval an amendment (the "Charter Amendment") to Article Fourth of the Restated Certificate of Incorporation of the Company to provide for a new class of preferred stock (the "Preferred Stock"). If the Charter Amendment is approved by the shareholders, 10,000,000 shares of Preferred Stock would be issuable from time to time in such series and having such designations, preferences, limitations and relative rights as the Board of Directors may determine.

     Pursuant to the Charter Amendment, Article Fourth of the Restated Certificate of Incorporation will be amended to read in its entirety as follows:

          FOURTH: A. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Three Hundred Thirty Million (330,000,000) shares, consisting of Three Hundred Twenty Million (320,000,000) shares of common stock, par value $.01 per share (hereinafter referred to as "Common Stock") and Ten Million (10,000,000) shares of preferred stock, $.01 par value (hereinafter referred to as "Preferred Stock").

          B. The board of directors of the Corporation is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, by filing a certificate pursuant to the applicable laws of the State of Delaware (hereinafter referred to as a "Preferred Stock Designation") to establish from time to time the number of shares to be included in each such series, and to fix the powers, designations, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series and any qualifications, limitations or restrictions thereof.

          C. Each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters on which the holders of shares of Common Stock are entitled to vote."

DESCRIPTION OF THE CHARTER AMENDMENT

     The Preferred Stock would be stock for which the designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, including voting rights, qualifications, limitations, or restrictions thereof, are determined by the Board of Directors. If the Charter Amendment is adopted by the shareholders, the Board of Directors will be authorized, without the necessity of further action or authorization by the shareholders (unless required in a specific case by applicable law, regulation or stock exchange rule), to cause the Company to issue up to 10,000,000 shares of Preferred Stock from time to time in one or more series, and to fix by resolution the relative rights and preferences of each series.

     The Charter Amendment would authorize the Board of Directors to determine among other things, with respect to each series of Preferred Stock that may be issued: (i) the distinctive designation of such series and the number of shares constituting such series, (ii) whether or not shares have voting rights and the extent of such voting rights, if any, (iii) the election, term of office, filling of vacancies, and other terms of the directorship of directors, if any, to be elected by the holders of any one or more series of such Preferred Stock,
(iv) the dividend rights, if any, including the dividend rates, preferences with respect to other series of classes of stock, the times of payment and whether dividends will be cumulative, (v) the redemption price, terms of redemption, the amount of and provisions regarding any sinking fund for the purchase or redemption thereof, (vi) the liquidation preferences and the amounts payable on dissolution or liquidation, and (vii) the terms and conditions, if any, under which shares of the series may be converted into, or exchangeable for, any other series of class of stock or debt of the Company. Holders of Common Stock have no preemptive rights to purchase or otherwise acquire any Preferred Stock that may be issued in the future.

REASONS FOR ADOPTION OF THE CHARTER AMENDMENT

     The ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with additional financial flexibility. Preferred Stock will be available for issuance from time to time as determined by the Board of Directors for any proper corporate purpose. Such purposes could include, without limitation, issuance in public or private sales for cash as a means of obtaining capital for use in the business and operations of the Company, issuance as part or all of the consideration required to be paid by the Company for acquisitions of other businesses or properties, and issuance under employee benefit plans.

     The authorized shares of the Preferred Stock, as well as shares of Common Stock, will be available for issuance without further action by the shareholders of the Company, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the securities of the Company may be listed or traded. The New York Stock Exchange currently requires shareholder approval as a prerequisite to listing shares in several instances, including under certain circumstances where the present or potential issuance of shares could result in a 20% increase in the number of shares of Common Stock outstanding or in the amount of voting securities outstanding. If the approval of the shareholders of the Company is not required for the issuance of shares of Preferred Stock or Common Stock, the Company Board of Directors may determine not to seek shareholder approval.


     Until the Board of Directors determines the respective rights of the holders of one or more series of Preferred Stock, it is not possible to state the actual effect of the authorization of the Preferred Stock upon the rights of holders of Common Stock. Typical effects of such issuance could include, however: (a) reduction of the amount otherwise available for payment of dividends on Common Stock if dividends are payable on Preferred Stock, (b) restrictions on dividends on Common Stock if dividends on the Preferred Stock are in arrears, (c) dilution of the voting power of Common Stock if the Preferred Stock has voting rights and (d) restriction of the rights of holders of Common Stock to share in the assets of the Company upon liquidation until satisfaction of any liquidation preference granted to the holders of Preferred Stock. The dividend and liquidation rights of such holders of Common Stock will generally be subordinate to the rights of preferred shareholders.

     The Company does not presently have any plans, intentions, agreements, understandings or arrangements that will or could result in the issuance of any Preferred Stock.

CERTAIN POTENTIAL ANTI-TAKEOVER EFFECTS


     In recommending the Charter Amendment, the Board of Directors does not perceive it to be nor intend it to function as an anti-takeover provision. However, the Preferred Stock could, depending on the Company's future shareholder composition and the terms of any series thereof, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest, or other means. For example, such shares could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company. The Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of the Common Stock, on any merger, sale, or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares also could be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider an action of such entity or person not to be in the best interests of the shareholders and the Company.



     The Board of Directors has no present intention of issuing any shares of Preferred Stock for any anti-takeover purpose. Moreover, Enron Corp. owns a majority of the outstanding shares of Common Stock of the Company, and therefore it has sufficient voting power to elect all of the directors of the Company. As long as Enron Corp. maintains such voting power, any person or entity desiring to obtain control of the Company would be unable to do so without Enron Corp.'s cooperation.


REQUIRED VOTE AND BOARD OF DIRECTORS RECOMMENDATION

     The approval and adoption of the Charter Amendment requires the affirmative vote of the holders of record at the close of business on March 10, 1997 of at least a majority of the outstanding shares of Common Stock. Accordingly, under Delaware law and the Restated Certificate of Incorporation and by-laws of the Company, abstentions and broker non-votes would have the same legal effect as a vote against this proposal, even though this may not be the intent of the person voting or giving the proxy.

     The shares represented by the proxies solicited by the Board of Directors will be voted as directed on the form of proxy or, if no direction is indicated, will be voted "FOR" the approval of this proposal.

     The Board of Directors recommends voting "FOR" this proposal.

                 SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

     Shareholders may propose matters to be presented at shareholder meetings and may also nominate persons to be Directors. Formal procedures have been established for those proposals and nominations.

PROPOSALS FOR 1998 ANNUAL MEETING


     Pursuant to various rules promulgated by the SEC, any proposals of holders of Common Stock of the Company intended to be presented at the Annual Meeting of Shareholders of the Company to be held in 1998 must be received by the Company, addressed to Angus H. Davis, Vice President, Communications and Corporate Secretary, 1400 Smith Street, Houston, Texas 77002, no later than November 26, 1997, to be included in the Company proxy statement and form of proxy relating to that meeting.


     In addition to the SEC rules described in the preceding paragraph, the Company bylaws provide that for business to be properly brought before the Annual Meeting of Shareholders, it must be either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise brought before the meeting by or at the direction of the Board of Directors, or (c) otherwise properly brought before the meeting by a shareholder of the Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote at such meeting and who complies with the following notice procedures. In addition to any other applicable requirements for business to be brought before an annual meeting by a shareholder of the Company, the shareholder must have given timely notice in writing of the business to be brought before an Annual Meeting of Shareholders of the Company to the Secretary of the Company. To be timely, notice given by a shareholder must be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, no later than February 5, 1998. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the Company books, of the shareholder proposing such business, (iii) the acquisition date, the class and the number of shares of voting stock of the Company which are owned beneficially by the shareholder,
(iv) any material interest of the shareholder in such business, and (v) a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the proposed business before the meeting. Notwithstanding the foregoing bylaw provisions, a shareholder must also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions. Notwithstanding anything in the Company bylaws to the contrary, no business shall be conducted at the annual meeting except in accordance with the procedures outlined above.

PROPOSALS FOR 1997 ANNUAL MEETING

     The date of delivery to, or receipt by, the Company of any notice from shareholders of the Company regarding business to be brought before the 1997 Annual Meeting of Shareholders of the Company was February 6, 1997. The Company has not received any notices from its shareholders regarding business to be brought before the 1997 Annual Meeting of Shareholders.

NOMINATIONS FOR 1998 ANNUAL MEETING AND FOR ANY SPECIAL MEETINGS

     Only persons who are nominated in accordance with the following procedures shall be eligible for election as directors. Nominations of persons for election to the Company's Board of Directors may be made at a meeting of shareholders (a) by or at the direction of the Board of Directors or (b) by any shareholder of the

Company who is a shareholder of record at the time of giving of notice hereinafter provided for, who shall be entitled to vote for the election of directors at the meeting and who complies with the following notice procedures. Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the Company. To be timely, notice given by a shareholder shall be delivered to or mailed and received at the principal executive offices of the Company, 1400 Smith Street, Houston, Texas 77002, (i) with respect to an election to be held at the Annual Meeting of Shareholders of the Company, on or before February 5, 1998, and (ii) with respect to an election to be held at a special meeting of shareholders of the Company for the election of directors, not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was mailed or public disclosure of the date of meeting was made, whichever first occurs. Such notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election or re-election as a director, all information relating to the person that is required to be disclosed in solicitations for proxies for election of directors, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected); and (b) as to the shareholder giving the notice (i) the name and address, as they appear of record on the Company's books, of such shareholders, and (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the shareholder. In the event a person is validly designated as nominee to the Board of Directors and shall thereafter become unable or unwilling to stand for election to the Board of Directors, the Board of Directors or the shareholder who proposed such nominee, as the case may be, may designate a substitute nominee. Notwithstanding the foregoing bylaw provisions, a shareholder shall also comply with all applicable requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder with respect to the matters set forth in the foregoing bylaw provisions.

NOMINATIONS FOR 1997 ANNUAL MEETING

     The date for delivery to, or receipt by, the Company of any notice from a shareholder of the Company regarding nominations for directors to be elected at the 1997 Annual Meeting of Shareholders of the Company was February 6, 1997. The Company has not received any notices from its shareholders regarding nominations for directors to be elected at the 1997 Annual Meeting of Shareholders.

                                    GENERAL

     As of the date of this proxy statement, the management of the Company has no knowledge of any business to be presented for consideration at the meeting other than that described above. If any other business should properly come before the meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.

     The cost of any solicitation of proxies will be borne by the Company. In addition to solicitation by use of the mails, certain officers and regular employees of the Company may solicit the return of proxies by telephone, telegraph or personal interview. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of material to and solicitation of proxies from the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out of pocket expenses incurred by them in connection therewith.

                                          By Order of the Board of Directors,

                                          ANGUS H. DAVIS
                                          Vice President, Communications and
                                          Corporate Secretary
Houston, Texas

March 26, 1997

                                  [ENRON LOGO]

                            ENRON OIL & GAS COMPANY

     [ENRON LOGO]              ENRON OIL & GAS COMPANY

 P                PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
                ENRON OIL & GAS COMPANY FOR ANNUAL MEETING ON MAY 6, 1997
 R
          THE UNDERSIGNED hereby appoints Forrest E. Hoglund, Barry Hunsaker,
 O Jr., and Angus H. Davis, or any of them, and any substitute or substitutes, to be the attorneys and proxies of the undersigned at the Annual Meeting of
 X Shareholders of Enron Oil & Gas Company (the "Company") to be held at 3:00 p.m. Houston time on Tuesday, May 6, 1997, in the LaSalle Ballroom of the
 Y Doubletree Hotel at Allen Center, 400 Dallas St., Houston, Texas, or at any adjournment thereof, and to vote at such meeting the shares of stock of the Company the undersigned held of record on the books of the Company on the record date for the meeting.


     ELECTION OF DIRECTORS, NOMINEES:         (change of address/comments)
     Fred C. Ackman, Forrest E.
     Hoglund, Kenneth L. Lay,
     Edward Randall, III,               ----------------------------------------
     Edmund P. Segner, III
                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------
                                        (If you have written in the above space, please mark the corresponding box on the reverse side of this card)


YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                                    -----------
                                                                    SEE REVERSE
                                                                        SIDE
                                                                    -----------

 [X] PLEASE MARK YOUR                                                       7437
     VOTES AS IN THIS
     EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3.

--------------------------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 and 3.
--------------------------------------------------------------------------------

                                                           FOR     WITHHELD
 1. Election of Directors.                                 [ ]        [ ]
    (see reverse)

For, except vote withheld from the following nominee(s):

---------------------------------------------------------

                                                     FOR     AGAINST    ABSTAIN
2. Ratification of appointment of independent        [ ]       [ ]        [ ]
   accountants.

3. Approval of amendment to the Restated             [ ]       [ ]        [ ]
   Certificate of Incorporation to
   authorize preferred stock.

4. In the discretion of the proxies named herein, the proxies are authorized to vote upon other matters as are properly brought before the meeting.

                               Change of Address/    [ ]
                               Comments on
                               Reverse Side


All as more particularly described in the Proxy Statement relating to such meeting, receipt of which is hereby acknowledged.

Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
 SIGNATURE(S)                                         DATE

--------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

[ENRON LOGO]                                               THIS IS YOUR PROXY.
                                                         YOUR VOTE IS IMPORTANT.
ENRON OIL & GAS COMPANY

             IF YOU NEED ASSISTANCE IN ANY OF THE FOLLOWING AREAS:

o  DIVIDEND CHECKS - ADDRESS CHANGES - LEGAL TRANSFERS

o DIRECT DEPOSIT - HAVE YOUR ENRON OIL & GAS COMPANY QUARTERLY DIVIDENDS ELECTRONICALLY DEPOSITED INTO YOUR CHECKING OR SAVINGS ACCOUNT ON DIVIDEND PAYMENT DATE. (No more worries about late or lost dividend checks.) Call
   (800) 870-2340 to enroll.

o CONSOLIDATION OF ACCOUNTS - ELIMINATE MULTIPLE ACCOUNTS FOR ONE HOLDER AND CERTAIN DUPLICATE SHAREHOLDER MAILINGS GOING TO ONE ADDRESS. (Dividend checks, annual reports and proxy materials would continue to be mailed to each shareholder.)

           JUST CALL OUR TRANSFER AGENT'S TELEPHONE RESPONSE CENTER:
                        (800) 519-3111 OR (201) 324-1225
                                  OR WRITE TO:
                    FIRST CHICAGO TRUST COMPANY OF NEW YORK
                                 P. O. BOX 2500
                           JERSEY CITY, NJ 07303-2500


                 FOR EARNINGS INFORMATION, CALL (800) 808-0363.